OPTION AGREEMENT

THIS AGREEMENT made as of the 5th day of May, 2004.

BETWEEN:
INTERNATIONAL ARIMEX RESOURCES INC., a British
Columbia company, with an office located at Suite 706, 595
Hornby Street, Vancouver, BC, Canada V6C 1A4
(the "Optionor")
OF THE FIRST PART
AND:
MERRITT VENTURES CORP., a Nevada corporation, with an
office at Suite 201, 810 Peace Portal Drive, Blaine, WA 98230
(the "Optionee")
OF THE SECOND PART

WHEREAS:

A.            The Optionor is the owner of certain mineral claims located in the Omenica Mining Division of British Columbia;

B.            The Optionor has agreed to grant an exclusive option to the Optionee to acquire an interest in and to the Property, subject to the Royalty, on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by the Optionee to the Optionor (the receipt of which is hereby acknowledged), the parties agree as follows:

DEFINITIONS

1.            For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)	"Commencement of Commercial Production" means:

(i)
if a mill is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, the mill processed ore from the Property at 60% of its rated concentrating capacity; or

(ii)	if a mill is not located on the Property, the last day of a period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues, but any period of time during which ore or concentrate is shipped from the Property for testing purposes or during which milling operations are undertaken as initial tune-up, shall not be taken into account in determining the date of Commencement of Commercial Production;

(b)	"Exploration Expenditures" means the sum of all costs of acquisition and maintenance of the Property, all expenditures on the exploration and development of the Property, and all other costs and expenses of whatsoever kind or nature, including those of a capital nature, incurred or chargeable by the Optionee with respect to the exploration of the Property;

(c)	"Option" means the option to acquire up to a 75% undivided interest in and to the Property as provided in this Agreement;

(d)	"Option Period" means the period from the date of this Agreement to and including the date of exercise or termination of the Option;

(e)	"Property" means the mineral claims described in Schedule "A" hereto including any replacement or successor claims, and all mining leases and other mining interests derived from any such claims. Any reference herein to any mineral claim comprising the Property includes any mineral leases or other interests into which such mineral claim may have been converted;

(f)	"Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the Property;

(g)	"Regulatory Approval" means approval on behalf of the Optionor by the TSX Venture Exchange or written confirmation by independent legal counsel for the Optionor that no such approval is required.

(h)	"Royalty" means the royalty described in paragraph 10.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR

2.	(a)	The Optionor represents and warrants to and covenants with the Optionee that:

		(i)	it is legally entitled to hold the Property and the Property Rights and will remain so entitled until the interest of the Optionor in the Property which is subject to the Option has been duly transferred to the Optionee as contemplated hereby;

		(ii)	it is, and at the time of each transfer to the Optionee of an interest in the mineral claims comprising the Property pursuant to the exercise of the Option it will be, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges and claims of others, except as noted on Schedule "A", and no taxes or rentals are or will be due in respect of any of the mineral claims;

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	(iii)	the mineral claims comprising the Property have been duly and validly located and recorded pursuant to the laws of the jurisdiction in which the Property is situate and, except as specified in Schedule "A" and accepted by the Optionee, are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof and until the dates set opposite the respective names thereof in Schedule "A";

	(iv)	there are not any adverse claims or challenges against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than John Robert Dahrouge and Lenyoran Enterprises Ltd., has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property;

	(v)	it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation, amalgamation or continuation;

	(vi)	it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Optionor or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionor is a party or by which it is bound or to which it or the Property may be subject;

	(vii)	the Property is not the whole or substantially the whole of the undertaking of the Optionor; and

	(viii)	no proceedings are pending for, and the Optionor is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionor or the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

(b)	Therepresentations and warranties contained in this section are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution of this Agreement and of any transfers, assignments, deeds or further documents respecting the Property.

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REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONEE

3.	(a)	The Optionee represents and warrants to and covenants with the Optionor that:

		(i)	it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation, amalgamation or continuation;

		(ii)	it is lawfully authorized to hold mineral claims and real property under the laws of the jurisdiction in which the Property is situate;

		(iii)	it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Optionee or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound or to which it or the Property may be subject;

		(iv)	no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionee or the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

	(b)	The representations and warranties contained in this section are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

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GRANT AND EXERCISE OF OPTION

4.	(a)	The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire up to a 75% undivided interest in and to the Property free and clear of all charges, encumbrances and claims, except for the Royalty.

(b)	The Option shall be exercised by the Optionee incurring Exploration Expenditures of $325,000 US on the Property as follows:

	(A)	$225,000 US on or before December 31, 2004 to earn a 60% undivided interest; and

	(B)	a further $100,000 US on or before December 31, 2005 to earn an additional 15% interest.

In the event that the Optionee spends, in any of the above periods, less than the specified sum, it may pay to the Optionor the difference between the amount it actually spent and the specified sum before the expiry of that period in full satisfaction of the Exploration Expenditures to be incurred. In the event that the Optionee spends, in any period, more than the specified sum, the excess shall be carried forward and applied to the Exploration Expenditures to be incurred in succeeding periods or to the Optionee's costs under the joint venture agreement to be entered into upon the exercise of the Option.

(c)	In order to maintain the Option the Optionee must pay to the Optionor $5,000 US on Regulatory Approval and provide to the Optionor evidence that it has completed financing of at least $250,000 US by June 30, 2004.

(d)	If and when the Option has been exercised in full, or the Optionee has exercised the first part of the option to earn a 60% interest and the second part of the option has terminated, the Optionor and the Optionee shall enter into a joint venture agreement in the form attached hereto as Schedule "B".

TRANSFER OF PROPERTY

5.            The Optionor shall, forthwith after the exercise of any part of the Option by the Optionee, deliver to the Optionee duly executed transfers of the appropriate interest in the Property which shall have been acquired by the Optionee.

RIGHT OF ENTRY

6.            Throughout the Option Period the directors and officers of the Optionee and its servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Property to:

(a)	enter thereon;

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(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development and other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable;

(d)	bring upon and erect upon the Property such buildings, plant, machinery and equipment as the Optionee may deem advisable; and

(e)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD

7.	During the Option Period the Optionee shall:

	(a)	maintain in good standing those mineral claims comprising the Property by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee;

	(b)	record all exploration work carried out on the Property by the Optionee as assessment work;

	(c)	permit the directors, officers, employees and designated consultants of the Optionor, at their own risk and expense, access to the Property at all reasonable times, and the Optionor agrees to indemnify the Optionee against and to save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionor while on the Property;

	(d)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

	(e)	indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee's activities on the Property, but the Optionee shall incur no obligation hereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in a safe condition;

	(f)	permit the Optionor, at its own expense, reasonable access to the results of the work done on the Property during the last completed calendar year;

	(g)	deliver to the Optionor, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionee with respect to the Property.

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OPERATOR

8.            The Optionor shall act as Operator of the Property during the Option Period and shall be entitled to charge an operators fee of 10% of the Exploration Expenditures incurred payable out of the Exploration Expenditures to be incurred by the Optionee.

TERMINATION OF OPTION BY OPTIONEE

9.	(a)	The Option shall terminate:

		(i)	upon the Optionee failing to incur or make any expenditure which must be incurred or made in exercise of the Option; or

		(ii)	at any other time, by the Optionee giving notice of such termination to the Optionor.

	(b)	If the Option is terminated the Optionee shall:

		(i)	leave in good standing for a period of at least 12 months from the termination of the Option Period those mineral claims comprising the Property;

		(ii)	deliver or make available at no cost to the Optionor within 90 days of such termination, all drill core, copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Optionee with respect to the Property and not theretofore furnished to the Optionor.

	(c)	Notwithstanding the termination of the Option, the Optionee shall have the right, within a period of 180 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 180 day period shall thereafter become the property of the Optionor.

ROYALTY

10.           The interests of the parties in the property shall be subject to the Royalty of 3% of net smelter returns in favour or John Robert Dahrouge and Lenyoran Enterprises Ltd. as set out in the agreement between the Optionor and those parties dated September 19, 2002.

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TRANSFERS

11.	(a)	The Optionee may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest shall have first delivered to the Optionor its agreement relating to this Agreement and to the Property, containing:

	(i)	a covenant to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by such purchaser, grantee or transferee; and

	(ii)	a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this paragraph (a).

(b)	No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement, whether to one or more transferees and whether in one or in a number of successive transfers, the Optionee shall be deemed to be discharged from all obligations hereunder save and except for the fulfillment of contractual commitments accrued due prior to the date on which the Optionee shall have no further interest in this Agreement.

(c)	If the Optionor should receive a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Optionor to purchase all or a part of its interest in the Property, which offer the Optionor desires to accept, or if the Optionor intends to sell all or a part of its interest in the Property:

	(i)	The Optionor shall first offer (the "Offer") such interest in writing to the Optionee upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Optionor, as the case may be.

	(ii)	The Offer shall specify the price, terms and conditions of such sale, the name of the Proposed Purchaser and shall, in the case of an intended offer by the Optionor, disclose the person or persons to whom the Optionor intends to offer its interest and, if the offer received by the Optionor from the Proposed Purchaser provides for any consideration payable to the Optionor otherwise than in cash, the Offer shall include the Optionor's good faith estimate of the cash equivalent of the non-cash consideration.

	(iii)	If within a period of 60 days of the receipt of the Offer the Optionee notifies the Optionor in writing that it will accept the Offer, the Optionor

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shall be bound to sell such interest to the Optionee on the terms and conditions of the Offer. If the Offer so accepted by the Optionee contains the Optionor's good faith estimate of the cash equivalent of the non cash consideration as aforesaid, and if the Optionee disagrees with the Optionor's best estimate, the Optionee shall so notify the Optionor at the time of acceptance and the Optionee shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the Optionee so notifies the Optionor, the acceptance by the Optionee shall be effective and binding upon the Optionor and the Optionee, and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration and shall be payable by the Optionee, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration. The Optionee shall in such case pay to the Optionor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Optionor being sold, the total purchase price which is specified in its notice to the Optionor and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

(iv)	If the Optionee fails to notify the Optionor before the expiration of the time limited therefor that it will purchase the interest offered, the Optionor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, but the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within such 60 days.

(v)	Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Optionee, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

SURRENDER OF PROPERTY INTERESTS PRIOR TO TERMINATION OF AGREEMENT

12.           The Optionee may at any time during the Option Period elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Optionor of such intention. Any claims so abandoned shall be in good standing under the laws of the jurisdiction in which they are situate for at least 12 months from the date of abandonment. Upon any such abandonment, the mineral claims so abandoned shall for all purposes of this Agreement cease to form part of the Property and, if title to such claims has been transferred to the Optionee the Optionee shall retransfer such title to the Optionor at the Optionee's expense.

FORCE MAJEURE

13.	(a)	If the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations,

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shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Optionee from its obligations hereunder to maintain the Property in good standing;

(b)	The Optionee shall give prompt notice to the Optionor of each event of force majeure and upon cessation of such event shall furnish to the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

(c)	After the Commencement of Commercial Production, the Optionee shall work, mine and operate the Property during such time or times as the Optionee in its sole judgment considers such operations to be profitable. The Optionee may suspend or curtail operations, both before and after Commencement of Commercial Production, during periods when the products derived from the Property cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in the Optionee's sole judgment, has accumulated or would otherwise accumulate.

CONFIDENTIAL INFORMATION

14.           No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, or related to the sale of minerals, ore, bullion or other product derived from the Property, shall be published or disclosed by the Optionor without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies.

ARBITRATION

15.	(a)	All questions or matters in dispute under this Agreement shall be submitted to arbitration pursuant to the terms hereof.

(b)	It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 10 days' prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in paragraph (c).

(c)	The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within 15 days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 days of the appointment of

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the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator. If the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act of British Columbia. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.

(d)	The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

DEFAULT

16.           If at any time during the Option Period the Optionee is in default of any provision in this Agreement (other than the provisions of subparagraph 4(b) for which no notice of default need be given), the Optionor may terminate this Agreement, but only if:

(a)	it shall have first given to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached; and

(b)	the Optionee has not, within 45 days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the Optionee hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay.

                 Should the Optionee fail to comply with the provision of subparagraph (b), the Optionor may thereafter terminate this Agreement by giving notice thereof to the Optionee.

TERMINATION OF MINING OPERATIONS

17.           The Optionee may permanently discontinue mining operations on the Property at any time after the Commencement of Commercial Production when in its opinion no further mining operations can be economically carried out thereon. At such time, the Optionee shall dispose of all mining plant and equipment used on the Property, effect all reclamation work as required by law,

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and otherwise dispose of the Property as it thinks fit. Any purchaser of the Property after termination of mining operations on the Property shall take the Property free and clear of all claims by the Optionor. The accounts of the Optionee relating to its mining operations on the Property shall be audited by the auditors of the Optionee as soon as practicable after the sale or disposition of all mining plant, equipment and the Property, and completion of reclamation. Final settlement of any Royalty payable shall be effected without delay after receipt of the final audited statements. After receipt of such final audited statements and payment of Royalty, if any, this Agreement and the mutual obligations of the Optionee and the Optionor hereunder shall terminate.

RULE AGAINST PERPETUITIES

18.           If any right, power or interest held by or to be acquired by any party in the Property under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of the execution of this Agreement.

NOTICES

19.           Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered, telegraphed or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or telegraphed or, if given by telecopier, shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

GENERAL

20.	(a)	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

	(b)	No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

	(c)	The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

	(d)	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

(e)	This Agreement shall be governed by and construed in accordance with the laws of British Columbia and shall be subject to the approval of all securities regulatory authorities having jurisdiction.

(f)	Time shall be of the essence in this Agreement.

(g)	Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

INDEPENDENT LEGAL ADVICE

21.           The parties have equally participated in the drafting of the within Agreement, each having had the opportunity to be independently represented by counsel. The Optionor acknowledges that O'Neill Law Corporation has acted solely for the Optionee in connection with the preparation, negotiation and execution of this Agreement and the Optionor has been advised to obtain the advice of independent legal counsel in entering into this Agreement.

COUNTERPART EXECUTION

22.           This agreement may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

INTERNATIONAL ARIMEX RESOURCES	MERRITT VENTURES CORP
INC.	by its authorized signatory:
by its authorized signatories:

/s/Anthony Garson	/s/Lorrie Archibald
Anthony Garson	Lorrie Archibald

/s/J. Kenney Berscht
J. Kenney Berscht

SCHEDULE "A"

A. Located Mineral Claims

	Tenure
Claim Name	Number	Expiry Date

Claw 1	394095	2005/06/07
Claw 2	394096	2005/06/08
Claw 3	394097	2005/06/07
Claw 4	394098	2005/06/08

all located in the Omineca Mining Division, British Columbia

SCHEDULE "B"

JOINT VENTURE AGREEMENT

JOINT VENTURE AGREEMENT

THIS AGREEMENT made as of the * day of *, 200*

BETWEEN:

*, of * Street, *, *

(hereinafter called "ABC")

OF THE FIRST PART

AND:

*, of * Street, *, *

(hereinafter called "XYZ")

OF THE SECOND PART

WHEREAS:

A.             ABC owns an undivided *% interest and XYZ owns an undivided *% interest in and to the Property; and

B.             The parties have agreed to create a joint venture to carry out the continued exploration and development of the Property on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreements herein contained the parties hereto have agreed and do hereby agree as follows:

1. INTERPRETATION 1.1 In this Agreement the following words, phrases and expressions shall have the following meanings:

(a)	"Accounting Procedure" means the procedure attached to this Agreement as Appendix I by which the Joint Operation shall be accounted for.

(b)	"Affiliate" shall have the meaning attributed to it in the Company Act (British Columbia).

(c)	"Agreement" means this Joint Venture Agreement, as amended from time to time.

(d)
"Assets" means all tangible and intangible goods, chattels, improvements or other items including, without limiting the generality of the foregoing, land, buildings, and equipment, excluding the Property, acquired for or made to the Property under this Agreement or the cost of which is included in Prior Exploration Costs.

(e)	"Commercial Production" means the operation of the Property as a producing mine and the production of mineral products therefrom (excluding bulk sampling, pilot plant or test operations).

(f)	"Completion Date" means the date on which it is demonstrated to the satisfaction of the Management Committee that the preparing and equipping of the Mine for Commercial Production is complete.

(g)	"Construction" means every kind of work carried out during the Construction Period by the Operator in accordance with the Feasibility Report approved by the Management Committee.

(h)	"Construction Period" means, unless the Production Notice is subsequently withdrawn, the period beginning on the date a Production Notice is given and ending on the Completion Date.

(i)
"Costs" means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations in accordance with this Agreement. Without limiting the generality of the foregoing, the following categories of Costs shall have the following meanings:

(i)	"Construction Costs" means those Costs incurred by the Participants during the Construction Period including, without limiting the generality of the foregoing, the Operator's fee;

(ii)	"Exploration Costs" means those Costs incurred by the Participants during the Exploration Period including, without limiting the generality of the foregoing, the Operator's fee;

(iii)	"Mine Costs" means Construction Costs and Operating Costs;

(iv)	"Operating Costs" means those Costs incurred by the Participants subsequent to the Completion Date including, without limiting the generality of the foregoing, the Operator's fee; and

(v)	"Prior Exploration Costs" means the expenditures and deemed expenditures of the parties as determined in accordance with Appendix III.

(j)	"Exploration Period" means the period beginning on the date of this Agreement and ending on the date an effective Production Notice is given.

(k)
"Feasibility Report" means a detailed report demonstrating the feasibility of placing any part of the Property into Commercial Production at an acceptable rate of return on capital in such form and detail as is customarily required by institutional lenders of major financing for mining projects and shall include a reasonably assessment of the mineable ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Property into Commercial Production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations supported by explanations of the following information:

-a description of that part of the Property to be covered by the proposed mine;

-the estimated recoverable reserves of minerals and the estimated composition and content thereof;

-the proposed procedure for development, mining and production;

-results of ore amenability tests;

-the nature and extent of the facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

-the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine including a schedule of timing of such requirements;

-all environmental impact studies and costs;

-the period in which it is proposed the Property be put into Commercial Production;

-such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and

-working capital requirements for the initial four month operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances.

(l)
"Interest" means the undivided beneficial percentage interest in the Property, the Assets and any Mine which is subject to adjustment during the Exploration Period according to Article 8, and subsequent to the Exploration Period according to Article 11.

(m)	"Joint Operation" means the joint venture formed pursuant to Article 2 for the purpose of exploring and developing the Property and operating it as a Mine.

(n)	"Management Committee" means the committee established pursuant to Article 4.

(o)
"Mine" means the workings established and Assets acquired including, without limiting the generality of the foregoing, development headings, plant and concentrator installations, infrastructure, housing, roads, airport and other facilities in order to bring the Property into Commercial Production.

(p)
"Minerals" means all ores, and concentrates derived therefrom, and all minerals, precious and base, metallic and non-metallic, in, on or under the Property which may lawfully be explored for, mined and sold.

(q)	"Mining Operations" means every kind of work done by or on behalf of the Operator:

(i)	on or in respect of the Property in accordance with a Program or Production Notice; or

(ii)
if not provided for in a Program or Production Notice, unilaterally and in good faith to maintain the Property in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement and in respect of which the Management Committee has not given it directions;

including, without limiting the generality of the foregoing, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, Construction and mining, milling concentrating, rehabilitation, reclamation, and environmental protection.

(r)	"Operating Plan" shall mean a plan prepared in accordance with Article 14 for the operation of the Mine.

(s)
"Operating Year" shall mean a 12 month period, the first Operating Year to commence on the day after the Completion Date and each succeeding Operating Year commencing immediately after the expiration of the preceding Operating Year.

(t)	"Operator" means the party or other person appointed as the Operator in accordance with Article 5.

(u)	"Participant" means a party that has elected to contribute to Exploration Costs or Mine Costs, as the case may be.

(v)	"Party" or "Parties" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

(w)	"Prime Rate" means the rate of interest from time to time stated by the Royal Bank of Canada at its main branch in Vancouver, British Columbia, as being its prime rate on Canadian dollar demand loans.

(x)	"Production Notice" means a notice which is given to each of the Parties pursuant to Article 10 respecting the establishment of a Mine on and Commercial Production from the Property.

(y)	"Program" means the work plan and budget of Mining Operations conducted during the Exploration Period and adopted pursuant to Article 8.

(z)
"Property" means the mineral properties described in Appendix IV and any additional mineral properties that become part of the Property pursuant to this Agreement, the Minerals therein, all information obtained from Mining Operations and those rights and benefits appurtenant to the Property that are acquired for the purpose of conducting Mining Operations. A reference to Property shall include a reference to any portion thereof.

(aa)	"Proportionate Share" means the share which is equal to a Party's Interest.

(bb)	"Simple Majority" means a decision made by the Management Committee by greater than 50% of the votes entitled to be cast.

(cc)	"$" means Canadian dollars.

1.2           The words "Article", "Section", "Subsection", "Paragraph", "Subparagraph", "Clause", "herein" and "hereunder" refer to this Agreement. The words "this Agreement" include every Schedule or Appendix attached hereto.

1.3           The captions and the emphases of the defined terms have been inserted for convenience and do not define the scope of any provision.

2.              FORMATION OF THE JOINT VENTURE

2.1           The Parties hereby agree, subject to Article 23, to associate and participate in a joint venture for the sole purpose of exploring the Property and, if deemed warranted, bringing the Property or a portion thereof into Commercial Production by establishing and operating a Mine.

2.2           Except as expressly provided in this Agreement each party shall have the right independently to engage in and receive full benefits from business activities whether or not competitive with the Joint Operation without consulting any other party. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture or operation of any party with respect to any opportunity to acquire any assets outside of the Property at any time, or within the Property after the termination of this Agreement. Unless otherwise agreed in writing no Party shall have any obligation to mill, beneficiate or otherwise treat any Minerals or any other Party's share of Minerals in any facility owned or controlled by such Party.

3.             INTERESTS

3.1           Except as otherwise provided herein the parties shall bear all Costs and all liabilities arising under this Agreement and shall own the Property, the Assets and any Mine all in proportion to their respective Interests.

3.2 The respective initial Interests shall be as follows:

(a)	ABC - *%

(b)	XYZ - *%

4.              MANAGEMENT COMMITTEE

4.1            A Management Committee shall be established on or forthwith after the date of this Agreement. Except as herein otherwise provided the Management Committee shall make all decisions in respect of Mining Operations.

4.2           Each Party, and the Operator if not a party, shall forthwith appoint one representative and one alternate representative to the Management Committee. The alternate representative may act for a party's representative in his absence.

4.3           The Operator shall call a Management Committee meeting at least once every 12 months and, in any event, within 14 days of being requested to do so by any representative.

4.4           The Operator shall give notice specifying the time, place of and the agenda for the meeting to all representatives at least seven days before the time appointed for the meeting.

4.5           Notice of a meeting shall not be required if all representatives are present and unanimously agree upon the agenda.

4.6           A quorum for any Management Committee meeting shall be present if the representatives of Parties holding Interests totalling over 75% are present. If a quorum is present at the meeting the Management Committee shall be competent to exercise all of the authority, power and discretion herein bestowed upon it. The Management Committee shall not transact any business at a meeting unless a quorum is present at the commencement of the meeting but the quorum need not be present throughout the meeting. A meeting at which a quorum is not present shall be adjourned to the same time and place one week later at which adjourned meeting a quorum shall be one representative of a Party.

4.7           The Management Committee shall decide every question submitted to it by a vote with each Party's representative being entitled to cast that number of votes which is equal to its Party's Interest. Unless otherwise specifically required the Management Committee shall make decisions by Simple Majority. In the event of a deadlock the Operator's representative or the representative of a party who is Operator shall have a second or casting vote *OPTION* [shall not have a second or casting vote and the matter shall be submitted to arbitration pursuant to Article 27].

4.8           The representative of the Operator shall be the chairman of Management Committee meetings.

4.9           The secretary of the Management Committee shall be appointed by the chairman and shall take minutes of that meeting and circulate copies thereof to each representative.

4.10         The Management Committee may make decisions by obtaining the consent in writing of the representatives of all Parties which consent may be in one or more counterparts which together shall be deemed to constitute one consent. Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Management Committee.

4.11          Management Committee decisions made in accordance with this Agreement shall be binding upon all of the parties.

4.12          Each party shall bear the expenses incurred by its representatives and alternate representatives in attending meetings of the Management Committee.

4.13          The Management Committee may establish such other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit.

5.              OPERATOR

5.1            XYZ shall be the Operator until it resigns or is removed by the Management Committee.

5.2            The Operator may resign as Operator by giving notice to all the parties at least 90 days before its resignation. The Management Committee shall thereupon select another Operator not later than the 90th day after receipt of the previous Operator's notice of resignation.

5.3           The Management Committee may remove an Operator by six months notice in writing and shall appoint a new Operator. If the Operator has failed to perform in a manner that is consistent with good mineral exploration and development practice or is in default of its duties and responsibilities under this Agreement, and the Management Committee or another Party has given to the Operator written notice setting forth particulars of the Operator's default and the Operator has not within 30 days of such notice commenced to remedy the default and thereafter to proceed continuously and diligently to complete all required remedial action the other Party, and if there is more than one, the one with the greatest Interest, shall become the Operator.

5.4           Upon the Operator making a voluntary or involuntary assignment into bankruptcy or taking advantage of any legislation for the winding-up or liquidation of the affairs of insolvent or bankrupt companies the Operator shall automatically cease to be the Operator and the other Party or, if there is more than one, the one with the greatest Interest, shall be appointed as Operator.

5.5           The new Operator shall assume all of the rights, duties, liabilities and status of Operator as provided in this Agreement. The new Operator shall have no obligation to hire any employees of the former Operator.

5.6           Upon ceasing to be Operator the former Operator shall forthwith deliver to the person nominated for that purpose by the Management Committee, the custody of all Assets, Property, books, records, and other property both real and personal relating to this Agreement.

5.7           If the Operator resigns or is removed and no other person consents to act as Operator the Joint Operation shall terminate and the provisions of Article 18 shall apply mutatis mutandis.

6.            OPERATOR'S FEE

6.1           The Operator may charge the following sums in satisfaction of its general overhead costs which are not charged directly as provided in the Accounting Procedure:

(a)	with respect to Programs:

(i)	2% for each individual contract which includes an overhead charge by the person contracted;

(ii)	5% for each individual contract which exceeds $100,000 and does not include an overhead charge by the person contracted;

(iii)	10% of all other Exploration Costs;

(b)	with respect to Construction, 1% of all Construction Costs;

(c)	subsequent to the Completion Date, 5% of all Operating Costs.

7.              RIGHTS, DUTIES AND STATUS OF OPERATOR

7.1           The Operator in its operations hereunder shall be deemed to be an independent contractor and shall be entitled to charge for its services hereunder in accordance with the provisions of this Agreement and the Accounting Procedure relative thereto. The Operator shall not act or hold itself out as agent for any of the Parties nor make any commitments on their individual behalf unless specifically permitted by this Agreement or directed in writing by such Party.

7.2           Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties hereunder in accordance with the directions of the Management Committee and in accordance with this Agreement.

7.3           The Operator shall manage and carry out such Mining Operations as the Management Committee may direct and in connection therewith shall, in advance if reasonably possible, notify the Management Committee of any change in Mining Operations which the Operator considers material and, if it is not reasonably possible, the Operator shall notify the Management Committee so soon thereafter as is reasonably possible.

7.4            The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations and to enter into contracts and sub-contracts on behalf of the Joint Operation with third parties in respect thereof and incur the Costs required for that purpose. In so doing the Operator shall, unless it obtains the approval of the Management Committee:

(a)	comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

(b)	pay all Costs properly incurred promptly as and when due;

(c)
keep the Property and Assets free of all liens and encumbrances other than those, if any, in effect on the date of this Agreement, those the creation of which is permitted pursuant to this Agreement, or builder's or mechanic's liens arising out of the Mining Operations and, in the event of any lien being filed as aforesaid, proceed with diligence to contest or discharge the same;

(d)	prosecute claims or, where a defence is available, defend litigation arising out of the Mining Operations provided that any Participant may join in the prosecution or defence at its own expense;

(e)
subject to section 19.2, perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Property in good standing including, without limiting the generality of the foregoing, staking and restaking mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(f)
maintain accounts in accordance with the Accounting Procedure provided that the judgement of the Operator as to matters related to the accounting for which provision is not made in the Accounting Procedure shall govern if the Operator's accounting practices are in accordance with accounting principles generally accepted in the mining industry in Canada;

(g)
perform its duties and obligations hereunder in a sound and workmanlike manner in accordance with sound mining and engineering practices and in substantial compliance with all applicable federal, state, provincial, territorial and municipal laws, by-laws, ordinances, rules and regulations and this Agreement; and

(h)	prepare and submit draft Programs for each calendar year for consideration by the Management Committee by the November 30th preceding such calendar year.

8.             EXPLORATION PROGRAMS

8.1           Draft Programs submitted by the Operator to the Management Committee shall contain a statement in reasonable detail of the proposed Program and estimates of all Exploration Costs to be incurred.

8.2            The Management Committee shall review the draft Program prepared and, if it deems fit, adopt the same with such modifications, if any, as the Management Committee deems necessary. The Operator shall be entitled to an allowance for a Cost overrun of 10% of a Program budget and any Costs so incurred shall be deemed to be included in the Program.

8.3            The Operator shall forthwith submit the approved Program to the Parties. Each Party may, within 30 days of receipt of the Program, give notice to the Operator committing to contribute its Proportionate Share of the Exploration Costs on that Program. A Party which fails to give notice within the 30 day period shall be deemed to have elected not to contribute.

8.4            If any party elects or is deemed to have elected not to contribute to an approved Program the amounts to be contributed by the Participants who elected to contribute to that Program shall be increased pro rata, subject to the right of any of them to elect not to contribute more than the amount initially committed by them. If a Participant elects not to contribute more than the amount initially committed the Operator may elect not to proceed with the approved Program or may prepare an amended Program and the provisions of this Article shall apply to such amended Program.

8.5            The Operator shall be entitled to invoice each Participant:

(a)	no more frequently than monthly for its Proportionate Share of Exploration Costs incurred and paid by the Operator; or

(b)	in advance of requirements but not more than 30 days for an advance of that Participant's Proportionate Share of Exploration Costs.

Each invoice shall be signed by some responsible official of the Operator. Each Participant shall pay to the Operator the amount invoiced within 30 days of receipt of the invoice. If a Participant protests the correctness of an invoice it shall nevertheless be required to make the payment subject to later adjustment if such protest is sustained.

8.6            If after electing to participate any Participant (the "Defaulting Party") fails to pay its Proportionate Share within the 30 day period referred to in Paragraph 8.5 the Operator may by notice demand payment. If no payment is made within the period of 30 days next succeeding the receipt of the demand notice the Interest of the Defaulting Party shall be deemed to be less than 10% and that interest will be converted to a 5% Net Profits Royalty to be calculated and paid in accordance with Appendix II hereto, and that Party shall have no further Interest. The Interests of the other Parties shall be increased pro rata.

8.7           The Operator shall expend all monies advanced by a Participant ratably with the advances of the other Participants. If the Operator suspends or prematurely terminates a Program any funds advanced by a Participant in excess of that Participant's Proportionate Share of Exploration Costs incurred prior to the suspension or premature termination shall be refunded forthwith.

8.8            If any Program is altered, suspended or terminated prematurely so that the

Exploration Costs incurred on that Program as altered, suspended or terminated are less than 80% of the Exploration Costs originally proposed, any Party which elected or which is deemed to have elected not to contribute its Proportionate Share of the Exploration Costs incurred on that Program shall be given notice of the alteration, suspension or termination by the Operator and shall be entitled to contribute its Proportionate Share of the Exploration Costs incurred on that Program by payment thereof to the Operator within 30 days after receipt of the notice. If payment is not made by that Party within the 30 days aforesaid it shall, without a demand for payment being required to be made thereafter by the Management Committee, forfeit its right to contribute to that Program.

8.9            If a Party elects or is deemed to have elected not to contribute to the Exploration Costs of any Program the Interest of that Party shall be decreased and the Interest of each Participant contributing in excess of its Proportionate Share of the Exploration Costs shall be increased so that at all times during the Exploration Period the Interest of each Party will be equal to its Exploration Costs and Prior Exploration Costs expressed as a percentage of the Exploration Costs and Prior Exploration Costs of all Parties. The party whose Interest has been reduced shall be entitled to receive details of and to contribute to future Programs to the extent of its then Interest.

8.10           If a Party's Interest is reduced to 10% or less, that Interest will be converted to a 5% Net Profits Royalty to be calculated and paid in accordance with Appendix II hereto, and that Party shall have no further Interest. The Interests of the other Parties shall be increased pro rata.

8.11           If the Operator fails to submit a draft Program for an Operating Year by November 30 of the year preceding such Operating Year:

(a)	the Operator shall not be entitled to submit a draft Program for the Operating Year;

(b)
the other Party, and if there is more than one, the Party with the greatest Interest, may submit a draft Program (the "Non-Operator's Program") for the Operating Year for consideration by the Management Committee;

(c)
the Management Committee shall review the Non-Operator's draft Program and, if it deems fit (the Operator not being entitled to vote with respect thereto), adopt the Program with such modifications, if any, as the Management Committee deems necessary and the adopted Program shall then be submitted to the parties according to this Article;

(d)
if the Operator is a Party and elects not to contribute to the Program it shall cease to be the Operator and the Management Committee shall appoint a new Operator (the former Operator not being entitled to vote with respect thereto).

8.12          If the Management Committee for any reason fails to adopt a Program for an Operating Year by December 31 of the preceding year, the Operator shall, subject to direction to the contrary by the Management Committee and the receipt of the necessary funds, carry out such work and make such disbursements as to meet the minimum requirements to maintain the Property in good standing.

9.             FEASIBILITY REPORT

9.1            A Feasibility Report shall only be prepared with the approval of the Management Committee. The Operator shall provide copies of the completed Feasibility Report to each of the Parties forthwith upon receipt.

9.2            The Management Committee shall meet at reasonable intervals and times to review the Feasibility Report and discuss whether the establishing of a Mine and bringing the Property into Commercial Production in accordance with the Feasibility Report is feasible or desirable.

9.3            If the Operator has not provided copies of a completed Feasibility Report to each of the Parties with an Interest by the fifth anniversary of this Agreement, any Party whose Interest is not less than 20% and if there is more than one, the Party with the greatest Interest, may prepare a Feasibility Report at its own expense (the "Non-Operator's Feasibility Report") and submit it to the Management Committee.

10.           PRODUCTION NOTICE

10.1         The Operator shall call a meeting of the Management Committee to consider the Feasibility Report for a date no sooner than six months after the Feasibility Report was provided to each of the Parties.

10.2         The Management Committee shall consider each Feasibility Report prepared and may approve any Feasibility Report with such modifications, if any, as it considers necessary or desirable. Such approval by the Management Committee must be given by Participants holding aggregate Interests of not less than 75%. If the Feasibility Report is a Non-Operator's Feasibility Report the Operator is not entitled to vote with respect to the approval thereof. If a Feasibility Report is approved as aforesaid the Management Committee shall forthwith cause a Production Notice to be given to each of the Parties with an Interest by the Operator stating that the Management Committee intends to establish and bring a Mine into production pursuant to the Feasibility Report as so approved.

11.           ELECTION TO CONTRIBUTE

11.1         Each Party with an Interest may, within 120 days of receipt of the Production Notice, give the Operator notice committing to contribute its Proportionate Share of the Mine Costs. A Party which fails to give notice within the 120 day period shall be deemed to have elected not to contribute.

11.2         If any such Party fails to give such notice, that Party (a "non-Participant") shall forfeit the right to contribute to Mine Costs and shall suffer dilution and conversion of its Interest as provided in this paragraph. Those Parties which elected to contribute as aforesaid may thereupon elect to increase their contribution to the Mine Costs, if more than one Party then in proportion to their respective Interests, by the amount which any Party has declined to contribute. If elections are made so that Mine Costs are fully committed the Interest of each Participant shall be increased and that of each non-Participant shall be decreased so that the Interest of each Party at all times is equal to:

(a)	the sum of its Exploration Costs, its Prior Exploration Costs and its contribution to Mine Costs;

divided by

(b)	the sum of the total Exploration Costs, total Prior Exploration Costs and the total Mine Costs of all the Parties;

multiplied by

(c)	100.

If any Party's Interest is thereby less than 20% it shall forfeit its Interest to the Participants, if more than one then in proportion to their respective Interests, and that Party shall be entitled to receive as its sole remuneration and benefit in consideration of that assignment and conveyance, a 5% Net Profits Royalty calculated in accordance with Appendix II. Each Participant shall severally cause to be paid to each non-Participant any Net Profits Royalty derived from the Property in the manner provided in Appendix II.

11.3         If Mine Costs are not fully committed the Production Notice shall be deemed to be withdrawn.

11.4         If Mine Costs are fully committed, the Operator shall diligently proceed to implement the Feasibility Report in accordance with normal standards in the mining industry. If the Operator fails to so implement the Feasibility Report within 12 months of the issuance of the Production Notice for reasons other than general economic conditions in the mining industry, any Party which forfeited the right to contribute to Mine Costs pursuant to section 11.2 shall have the right, exercisable during the 30 days following the expiration of such 12 month period, to reacquire from the Participants all of its Interest as last held, by paying its Proportionate Share of Mine Costs together with interest at the Prime Rate plus 2% to the Participants in proportion to their Interests.

11.5         During the 12 month period referred to in section 11.4 the Participants shall not be obligated to provide any non-Participant with the results of any work carried out on the Property, the Participants' sole obligation during such period being to provide any non-Participant, on the written request of such non-Participant, but only once during the said 12 months, with a summary of the nature of the work carried out and the total Costs thereof.

12.            MINE FINANCING

12.1         The contributions of the Participants toward the Mine Costs shall be individually and separately provided by them.

12.2         Any Party may pledge, mortgage, charge or otherwise encumber its Interest in order to secure monies borrowed and used by that Party for the sole purpose of enabling it to finance its participation under this Agreement or in order to secure by way of a general security interest as a part of the general corporate assets of that Party monies borrowed for its general corporate purposes, provided that the pledgee, mortgagee, holder of the charge or encumbrance (in this section called the "Chargee") shall hold such interest subject to the provisions of this Agreement and that if the Chargee realizes upon any of its security it will comply with this Agreement. The agreement between the Party, as borrower, and the Chargee shall contain specific provisions to the same effect as the provisions of this section.

13.         CONSTRUCTION

13.1         Subject to Article 11, the Management Committee shall cause the Operator to, and the Operator shall, proceed with Construction with all reasonable dispatch after a Production Notice has been given. Construction shall be substantially in accordance with the Feasibility Report subject to any variations proposed in the Production Notice, and subject also to the right of the Management Committee to cause such other reasonable variations in Construction to be made as the Management Committee deems advisable.

14.           OPERATION OF THE MINE

14.1         Commencing with the Completion Date all Mining Operations shall be planned and conducted and all estimates, reports and statements shall be prepared and made on the basis of an Operating Year.

14.2         With the exception of the first Operating Year an operating plan for each Operating Year shall be submitted by the Operator to the Participants not later than the end of the third quarter in the year immediately preceding the Operating Year to which the Operating Plan relates. Each Operating Plan shall contain the following:

(a)	a plan for the proposed Mining Operation;

(b)	a detailed estimate of all Mine Costs plus a reasonable allowance for contingencies;

(c)	an estimate of the quantity and quality of the ore to be mined and the concentrates or metals to be produced; and

(d)	such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan,

and upon request of any Participant the Operator shall meet with that Participant to discuss the Operating Plan and shall provide such additional or supplemental information as that Participant may reasonably require with respect thereto.

14.3         The Management Committee shall adopt each Operating Plan, with such changes as it deems necessary, at least three months before the commencement of the Operating Year to which the Operating Plan relates but the Management Committee may from time to time during the Operating Year amend any Operating Plan as required.

14.4         The Operator shall be entitled to include in the estimate of Mine Costs referred to in paragraph 14.2(b) the reasonably estimated costs of satisfying continuing obligations that may remain after this Agreement terminates in excess of amounts actually expended. Such continuing obligations are or will be incurred as a result of the Joint Operation and shall include such things as monitoring, stabilization, reclamation or restoration obligations, severance and other employee benefit costs and all other obligations incurred or imposed as a result of the Joint Operation which continue or arise after termination of this Agreement and settlement of all accounts. The amount accrued from time to time for the satisfaction of such continuing obligations shall be classified as Costs hereunder but shall be segregated into a separate account.

15.           PAYMENT OF MINE COSTS

15.1         The Operator may invoice each Participant, from time to time, for that Participant's Proportionate Share of Mine Costs incurred to the date of the invoice, or at the beginning of each month for an advance equal to that Participant's Proportionate Share of the estimated cash disbursements to be made during the month. Each Participant shall pay its Proportionate Share of the Mine Costs or the estimated cash disbursements aforesaid to the Operator within 30 days after receipt of the invoice. If the payment or advance requested is not so made the amount of the payment or advance shall bear interest calculated monthly not in advance from the 30th day after the date of receipt of the invoice thereof by that Participant at a rate equivalent to the weighted average Prime Rate for the month plus 2% per annum until paid. The Operator shall have a lien on each Participant's Interest in order to secure that payment or advance together with interest which has accrued thereon.

15.2         If any Participant (in this section 15.2 called a "Defaulting Participant") fails to pay an invoice within the 30 day period as aforesaid, the Operator may, by notice, demand payment. If no payment is made within 30 days of the Operator's demand notice the Operator may, without limiting its other rights at law, enforce the lien created by section 15.1 by taking possession of all or any part of the Defaulting Participant's Interest. The Operator may sell and dispose of the Interest which it has so taken into its possession by:

(a)
first offering that Interest to the non-Defaulting Participants, and if there is more than one then in proportion to the respective Interests of the Participants who wish to accept that offer, for that price which is the fair market value stated in the lower of two appraisals obtained by the Operator from independent, well recognized appraisers competent in the appraisal of mining properties; and

(b)
if the non-Defaulting Participants have not purchased all or part of that Interest as aforesaid, then by selling the balance, if any, either in whole or in part or in separate parcels at public auction or by private tender (neither the Participants nor the Defaulting Participant being entitled to bid) at a time and on whatever terms the Operator shall arrange, having first given notice to the Defaulting Participant of the time and place of the sale.

As a condition of the sale as contemplated in subsection 15.2(b) the purchaser shall agree to be bound by this Agreement and, prior to acquiring the Interest, shall deliver notice to that effect to the parties in form acceptable to the Operator. The proceeds of the sale shall be applied by the Operator in payment of the amount due from the Defaulting Participant and interest as aforesaid, and the balance remaining, if any, shall be paid to the Defaulting Participant after deducting reasonable costs of the sale. Any sale or disposal made as aforesaid shall be a perpetual bar both at law and in equity by the Defaulting Participant and its successors and assigns against all other Participants and the Operator.

16.           DISTRIBUTION IN KIND

16.1         It is expressly intended that, upon implementation of any Production Notice hereunder, the association of the parties shall be limited to the efficient production of Minerals from the Property and that each of the parties shall be entitled to use, dispose of or otherwise deal with its Proportionate Share of Minerals as it sees fit. Each Participant shall take in kind, f.o.b. truck or railcar on the Property and separately dispose of its Proportionate Share of the Minerals produced from the Mine. Extra costs and expenses incurred by reason of the Participants taking in kind and making separate dispositions shall be paid by each Participant directly and not through the Operator or Management Committee.

16.2         Each Participant shall construct, operate and maintain, all at its own cost and expense, any and all facilities which may be necessary to receive and store and dispose of its Proportionate Share of the Minerals at the rate they are produced.

16.3         If a Participant has not made the necessary arrangements to take in kind and store its share of production as aforesaid the Operator shall, at the sole cost and risk of that Participant store, in any location where it will not interfere with Mining Operations, the production owned by that Participant. The Operator and the other parties shall be under no responsibility with respect thereto. All of the Costs involved in arranging and providing storage shall be billed directly to, and be the sole responsibility of, the Participant whose share of production is so stored. The Operator's charges for such assistance and any other related matters shall be billed directly to an be the sole responsibility of the Participant. All such billings shall be subject mutatis mutandis to the provisions of sections 15.1 and 15.2 thereof.

17.           SURRENDER OF INTEREST

17.1         Any Party may at any time upon notice, surrender its entire Interest to the other Parties by giving those Parties notice of surrender.

The notice of surrender shall:

(a)	indicate a date for surrender not less than three months after the date on which the notice is given; and

(b)	contain an undertaking that the surrendering Party will:

(i)	satisfy its Proportionate Share, based on its then Interest, of all obligations and liabilities which arose at any time prior to the date of surrender;

(ii)
if the Operator has not included in Mine Costs the costs of continuing obligations as set out in section 14.4 hereof, pay its reasonably estimated Proportionate Share, based on the surrendering Party's then Interest, of the Costs of rehabilitating the Mine site and of reclamation as at the date of surrender; and

(iii)	hold in confidence, for a period of two years from the date of surrender, all information and data which it acquired pursuant to this Agreement.

17.2         Upon the surrender of its entire Interest as contemplated in section 17.1 and upon delivery of a release in writing in form acceptable to counsel for the Operator releasing the other parties from all claims and demand hereunder, the surrendering party shall be relieved of all obligations or liabilities hereunder except for those which arose or accrued or were accruing due on or before the date of the surrender.

17.3         A Party to whom a notice of surrender has been given may elect, by notice within 90 days to the Party which first gave the notice, to accept the surrender, in which case the provisions of this Article shall apply, or to join in the surrender. If all of the Parties join in the surrender the Joint Operation shall be terminated in accordance with Article 18.

18.           TERMINATION OR SUSPENSION OF MINING OPERATIONS

18.1         The Operator may at any time subsequent to the Completion Date, on at least 30 days notice to all Participants, recommend that the Management Committee approve the suspension of Mining Operations. The Operator's recommendation shall include a plan and budget (in this Article called the "Mining Maintenance Plan") in reasonable detail of the activities to be performed to maintain the Assets and Property during the period of suspension and the Costs to be incurred. The Management Committee may at any time subsequent to the Completion Date, cause the Operator to suspend Mining Operations in accordance with the Operator's recommendation with such changes to the Mine Maintenance Plan as the Management Committee deems necessary. The Participants shall be committed to contribute their Proportionate Share of the Costs incurred in connection with the Mine Maintenance Plan. The Management Committee may cause Mining Operations to be resumed at any time.

18.2         The Operator may at any time following a period of at least 90 days during which Mining Operations have been suspended, upon at least 30 days notice to all Participants, or in the events described in section 18.1, recommend that the Management Committee approve the permanent termination of Mining Operations. The Operator's recommendation shall include a plan and budget (in this Article called the "Mine Closure Plan") in reasonable detail of the activities to be performed to close the Mine and reclaim the Property. The Management Committee may, by unanimous approval of the representatives of all Participants, approve the Operator's recommendation with such changes to the Mine Closure Plan as the Management Committee deems necessary.

18.3         If the Management Committee approves the Operator's recommendation to permanently terminate Mining Operations it shall cause the Operator to:

(a)	implement the Mine Closure Plan whereupon the Participants shall be committed to pay, in proportion to their respective Interests, such Costs as may be required to implement that Mine Closure Plan;

(b)
remove, sell and dispose of such Assets as may reasonably be removed and disposed of profitably and such other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c)	sell, abandon or otherwise dispose of the Property.

The disposal price for the Assets and the Property shall be the best price obtainable and the net revenues, if any, from the removal and sale shall be credited to the Participants in proportion to their respective Interests.

18.4         If the Management Committee does not approve the Operator's recommendation contemplated to permanently terminate Mining Operations the Operator shall maintain Mining Operations in accordance with the Mine Maintenance Plan.

19.           THE PROPERTY

19.1         Title to the Property shall be held in the name of the Operator in trust for the Parties in proportion to their respective Interests as adjusted from time to time. Each of the Parties shall have the right to receive from the Operator, forthwith upon making demand therefor, such documents as it may reasonably require to confirm its Interest.

19.2         Notwithstanding subsection 6.4(e), the Operator shall be entitled, at any time and from time to time to surrender all or any part of the Property or to permit the same to lapse, but only upon first either obtaining the unanimous consent of the Management Committee, or giving 60 days notice of its intention to do so to the other Parties with an Interest. In this latter event the Parties, other than the Operator, shall be entitled to receive from the Operator, on request prior to the date of the surrender or lapse, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plans, assay maps, diamond drill records and factual engineering data in the Operator's possession and relevant thereto. Any part of the Property so acquired shall cease to be subject to this Agreement.

20.            INFORMATION AND DATA

20.1         At all times during the subsistence of this Agreement the duly authorized representatives of each Participant shall, at its and their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

20.2         During the Exploration Period while Programs are being carried out the Operator shall furnish the Participants with monthly progress reports and with a final report on conclusion of each Program. The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data. During the Construction Period and the Operating Year the Operator shall provide monthly progress reports to the Participants which reports shall include information on any changes or developments affecting the Mine that the Operator considers are material.

20.3         All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law or by regulation or policy of any securities commission, stock exchange or other regulatory body, shall not be disclosed to any person other than an Affiliate without the prior consent of all the Participants, which consent shall not unreasonably be withheld.

20.4         The text of any news release or other public statements which a party desires to make with respect to the Property shall be made available to the other parties prior to publication and the other parties shall have the right to make suggestions for changes therein within 24 hours of delivery.

21.            LIABILITY OF THE OPERATOR

21.1         Each party shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury or death, including, without limiting the generality of the foregoing, legal fees, resulting from any acts or omissions of the Operator or its officers, employees or agents.

21.2         Notwithstanding the foregoing, the Operator shall not be indemnified or held harmless by any of the Parties for any loss, liability, claim, damage, expense, injury or death, including, without limiting the generality of the foregoing, legal fees, resulting from the negligence or wilful misconduct of the Operator or its officers, employees or agents.

21.3         An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)	at the direction or within the scope of the direction of the Management Committee;

(b)	with the concurrence of the Management Committee; or

(c)	unilaterally and in good faith by the Operator to protect life or property,

shall be deemed not to be negligence or wilful misconduct.

21.4         The obligation of the other parties to indemnify and save the Operator harmless shall be in proportion to their Interests as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

21.5         The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

22.           INSURANCE

22.1         The Management Committee shall cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Management Committee in its discretion deems advisable in order to protect the parties together with such other insurance as any Participant may by notice reasonably request. The Operator shall, upon the written request of any Participant, provide it with evidence of that insurance.

22.2         A party may place, for its own account, insurance for greater or other coverage than that placed by the Operator.

23.           RELATIONSHIP OF PARTIES

23.1         The rights, duties, obligations and liabilities of the Parties shall be several and not joint nor joint and several, it being the express purpose and intention of the Parties that their respective Interests shall be held as tenants in common.

23.2          Nothing herein contained shall be construed as creating a partnership of any kind or as imposing upon any Party any partnership duty, obligation or liability to any other Party.

23.3         No Party shall, except when required by this Agreement or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other Party for any purpose related to the Property.

24.            PARTITION

24.1         Each of the Parties waives, during the term of this Agreement, any right to partition of the Property or the Assets or any part thereof and no Party shall seek to be entitled to partition of the Property or the Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

25.           TAXATION

25.1         All Costs incurred hereunder shall be for the account of the Party or Parties making or incurring the same, if more than one then in proportion to their respective Interests, and each Party on whose behalf any Costs have been incurred shall be entitled to claim all tax benefits, write-offs, and deductions with respect thereto.

26.           FORCE MAJEURE

26.1         Notwithstanding anything herein contained to the contrary, if any Party is prevented from or delayed in performing any obligation under this Agreement, and such failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances, then the time for the observance of the condition of performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of such total period.

26.2         Any Party claiming suspension of its obligations as aforesaid shall promptly notify the other Parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able so to do and as soon as possible but the terms of settlement of any labour disturbance or dispute, strike or lockout shall be wholly in the discretion of the Party claiming suspension of its obligations by reason thereof, and that Party shall not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike, or lockout solely to remedy or remove the force majeure thereby constituted.

26.3         The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Operator from its obligations to keep the Property in good standing.

*OPTION*

27.            ARBITRATION

27.1         If any question, difference or dispute shall arise between the Parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by the award of three arbitrators to be named as follows:

(a)	the Party or Parties sharing one side of this dispute shall name an arbitrator and give notice thereof to the Party or Parties sharing the other side of the dispute;

(b)	the Party or Parties sharing the other side of the dispute shall, within 14 days of receipt of the notice, name an arbitrator; and

(c)	the two arbitrators so named shall, within 15 days of the naming of the latter of them, select a third arbitrator.

The decision of the majority of these arbitrators shall be made within 30 days after the selection of the latter of them. The expense of the arbitration shall be borne by the Parties to the dispute as determined by the arbitrators. If the Parties on either side of the dispute fail to name their arbitrator within the time limited or proceed with the arbitration, the arbitrator named may decide the question. The arbitration shall be conducted in accordance with the provisions of the Commercial Arbitration Act (British Columbia) and the decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be conclusive and binding upon all the parties.

28.            RIGHT OF FIRST REFUSAL

28.1         Except as a result of the reduction of its Interest, a Party shall not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate all or any portion of its Interest or rights under this Agreement otherwise than in accordance with this Article.

28.2         Nothing in this Article shall prevent:

(a)
a sale by a Party of all of its Interest or an assignment of all its rights under this Agreement to an Affiliate provided that such Affiliate first complies with the provisions of section 28.11 and agrees with the other Parties in writing to retransfer such Interest to the originally assigning Party before ceasing to be an Affiliate of such Party;

(b)	a variation in a Party's Interest pursuant to Articles 8 or 11; or

(c)
a disposition pursuant to an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

28.3         Should a Party (the "Transferring Party") intend to dispose of all or any portion of its Interest or rights under this Agreement it shall first give notice in writing to the other parties (the "Other Parties") of such intention together with the terms and conditions on which the Transferring Party intends to dispose of its Interest or a portion thereof or rights under this Agreement.

28.4         If a Party (the "Transferring Party") receives any offer to dispose of all or any portion of its Interest or rights under this Agreement which it intends to accept, the Transferring Party shall not accept the same unless and until it has first offered to sell such Interest or rights to the other Parties (the "Other Parties") on the same terms and conditions as in the offer received and the same has not been accepted by the Other Parties in accordance with this Article.

28.5         Any communication of an intention to sell pursuant to sections 28.3 and 28.4 (the "Offer") shall be in writing and shall:

(a)	set out in reasonable detail all of the terms and conditions of any intended sale;

(b)	if it is made pursuant to section 28.3, include a photocopy of the Offer; and

(c)	if it is made pursuant to section 28.4, clearly identify the offering party and include such information as is known by the Transferring Party about such offering party;

and such communication will be deemed to constitute an Offer by the Transferring Party to the Other Parties to sell the Transferring Party's Interest or its rights (or a portion thereof as the case may be) under this Agreement to the Other Parties on the terms and conditions set out in such Offer. For greater certainty it is agreed and understood that any Offer hereunder shall deal only with the disposition of the Interest or rights of the Transferring Party hereunder and not with any other interest, right or property of the Transferring Party and such disposition shall, if for consideration, in whole or in part, other than for money, be converted to a monetary consideration.

28.6         Any Offer made as contemplated in section 28.5 shall be open for acceptance by the Other Parties for a period of 60 days from the date of receipt of the Offer by the Other Parties.

28.7         If the Other Parties accept the Offer within the period provided for in section 28.6, such acceptance shall constitute a binding agreement of purchase and sale between the Transferring Party and the Other Parties, in proportion to their Interests, for the Interest or its rights (or a portion thereof as the case may be) under this Agreement on the terms and conditions set out in such Offer.

28.8         If the Other Parties do not accept the Offer within the period provided for in section 28.6, the Transferring Party may complete a sale and purchase of its Interest or a portion thereof on terms and conditions no less favorable to the Transferring Party than those set out in the Offer and, in the case of an Offer under section 28.4, only to the party making the original offer to the Transferring Party and in any event such sale and purchase shall be completed within nine months from the expiration of the right of the Other Parties to accept such Offer or the Transferring Party must again comply with the provisions of this Article.

28.9         If the Other Parties do accept the Offer within the period provided for in section 28.6 but fail to close the transaction contemplated thereby within 90 days following receipt of such Offer, the Transferring Party may complete a sale and purchase of its Interest or a portion thereof on any terms and conditions but in any event such sale and purchase shall be completed within nine months from the expiration of the right of the Other Parties to accept such Offer or the Transferring Party must again comply with the provisions of this article.

28.10       While any Offer is outstanding no other Offer may be made until the first mentioned Offer is disposed of and any sale resulting therefrom completed or abandoned in accordance with the provisions of this Article.

28.11        Before the completion of any sale by the Transferring Party of its Interest or rights or any portion thereof under this Agreement, the purchasing party shall enter into an agreement with the parties agreeing not to sell except on the same terms and conditions as set out in this Agreement.

*OPTION* - Delete if no Area of Mutual Interest

29.           AREA OF MUTUAL INTEREST

29.1         If, during the term of this Agreement, any Party stakes or acquires any mineral claims located wholly or partly within an area * *OPTION* [*] miles from the outermost boundary of the Property as of the date of this Agreement, the acquiring Party shall forthwith give notice to the other Parties of such staking or acquisition, the cost thereof and all details in the possession of that Party with respect to the nature of the claims and the known mineralization.

29.2         The other Parties may, within 30 days of receipt of the acquiring Party's notice, elect, by notice to the acquiring Party, to require that such claims be included in and thereafter form part of the Property for all purposes of this Agreement.

29.3         If the other Parties makes such election, such claims shall be included in and thereafter form part of the Property and the other Parties shall reimburse the acquiring Party for its proportionate share of the staking or acquisition costs.

29.4         If the other Parties do not make such election, such claims acquired or staked shall not form part of the Property and the acquiring Party shall be solely entitled thereto.

30.           NOTICE

30.1         Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by the delivery of same or by sending it by telecopier or other similar form of communication, in each case addressed to the intended recipient at the address of the respective Party set out on the first page hereof.

30.2         Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and, if sent by telecopier or other similar form of communication, on the day it was actually received.

30.3         Any Party may, at any time, give notice in writing to the others of any change of address, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

31.           WAIVER

31.1         No waiver of any breach of this Agreement shall be binding unless evidenced in writing executed by the party against whom waiver is claimed. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

32.           AMENDMENTS

32.1         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. An amendment or variation of this Agreement shall only be binding upon a Party if evidenced in writing executed by that Party.

33.            TERM

33.1         Unless earlier terminated by agreement of all Parties having an Interest or as a result of one Party acquiring a 100% Interest and a 100% interest in any Net Profits Royalty provided for herein, the Joint Operation and this Agreement shall remain in full force and effect for so long as any Party has any right, title or interest in the Property. Termination of this Agreement shall not, however, relieve any Party from any obligations theretofore accrued but unsatisfied nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

34.            TIME OF ESSENCE

34.1         Time is of the essence of this Agreement.

35.           SUCCESSORS AND ASSIGNS

35.1         This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

36.           GOVERNING LAW AND ATTORNMENT

36.1         This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the parties hereto irrevocably attorn to the jurisdiction of the said Province.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

THE COMMON SEAL OF	)
*	)
was hereunto affixed in the	)
presence of:	)
)
)
)
Authorized Signatory	)
)
)
Authorized Signatory	)	c/s

THE COMMON SEAL OF	)
*	)
was hereunto affixed in the	)
presence of:	)
)
)
)
Authorized Signatory	)
)
)
Authorized Signatory	)	c/s

APPENDIX I

to that certain Joint Venture Agreement between * and * made as of the * day of *, 19*.

ACCOUNTING PROCEDURE

1. INTERPRETATION 1.1 In this Appendix the following words, phrases and expressions shall have the following meanings:

(a)	"Agreement" means the Agreement to which this Accounting Procedure is attached as Appendix I.

(b)	"Count" means a physical inventory count.

(c)	"Employee" means those employees of the Operator who are assigned to and directly engaged in the conduct of Mining Operations, whether on a full-time or part-time basis.

(d)
"Employee Benefits" means the Operator's cost of holiday, vacation, sickness, disability benefits, field bonuses, paid to and the Operator's cost of established plans for employees' group life insurance, hospitalization, pension, retirement and other customary plans maintained for the benefit of Employees and Personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of Employees or Personnel, as the case may be, on a basis consistent with the Operator's cost experience.

(e)	"Field Offices" means the necessary sub-office or sub-offices in each place where a Program or Construction is being conducted or a Mine is being operated.

(f)
"Government Contributions" means the cost or contributions made by the Operator pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of Employees or Personnel, as the case may be.

(g)	"Joint Account" means the books of account maintained by the Operator to record all costs, expenses, credits and other transactions arising out of or in connection with the Mining Operations.

(h)
"Material" means the personal property, equipment and supplies acquired or held, at the direction or with the approval of the Management Committee, for use in the Mining Operations and, without limiting the generality of the foregoing, more particularly "Controllable Material" means such Material which is ordinarily classified as Controllable Material, as that classification is determined or approved by the Management Committee, and controlled in mining operations

2

(i)
"Personnel" means those management, supervisory, administrative, clerical or other personnel of the Operator normally associated with the Supervision Offices whose salaries and wages are charged directly to the Supervision Offices in question.

(j)
"Reasonable Expenses" means the reasonable expenses of Employee or Personnel, as the case may be, for which those Employees or Personnel may be reimbursed under the Operator's usual expense account practice, including, without limiting the generality of the foregoing, any relocation expenses necessarily incurred in order to properly staff the Mining Operations if the relocation is approved by the Management Committee.

(k)	"Supervision Offices" means the Operator's offices or department within the Operator's offices from which the Mining Operations are generally supervised.

1.2           Other capitalized words, phrases and expressions in this Appendix shall have the same meaning as in the Agreement.

2.             STATEMENTS AND BILLINGS

2.1           The Operator shall, by invoice, charge each Participant with its Proportionate Share of Explorations Costs and Mine Costs in the manner provided in the Agreement.

2.2          The Operator shall deliver, with each invoice rendered for Costs incurred, a statement indicating:

(a)	all charges or credits to the Joint Account relating to Controllable Material in detail; and

(b)	all other charges and credits to the Joint Account summarized by appropriate classification indicative of the nature of the charges and credits.

2.3           The Operator shall delivery with each invoice for an advance of Costs a statement indicating:

(a)	the estimated Exploration Costs or, in the case of Mine Costs, the estimated cash disbursements to be made during the next succeeding month;

(b)
the addition thereto or subtraction therefrom, as the case may be, made in respect of Exploration Costs or Mine Costs actually having been incurred in an amount greater or lesser that the advance which was made by each Participant for the penultimate month preceding the month of the invoice; and

(c)	the advances made by each Participant to date and the Exploration Costs or Mine Costs incurred to the end of the penultimate month preceding the month of the invoice.

3

3.             DIRECT CHARGES

3.1           The Operator shall charge the Joint Account with the following items:

(a)	Contractor's Charges:

All proper costs relative to the Mining Operations incurred under contracts entered into by the Operator with third parties.

(b)	Labour Charges:

(i)
The salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employees were directly engaged in the conduct of Mining Operations and as its denominator the total normal working time for the month of the Employee.

	(ii)	The Reasonable Expenses of the Employees.

	(iii)	Employee Benefits and Government Contributions in respect of the Employees in an amount proportionate to the charge made to the Joint Account in respect of their salaries and wages.

(c)	Office Maintenance:

	(i)	The cost or a pro rata portion of the costs, as the case may be, of maintaining and operating the Offices. The basis for charging the Joint Account for Office maintenance costs shall be as follows:

		(A)	the expense of maintaining and operating Field Offices, less any revenue therefrom; and

		(B)	that portion of maintaining and operating the Supervision Offices which is equal to

			(1)	the anticipated total operating expenses of the Supervision Offices divided by

			(2)	the anticipated total staff man-days for the Employees whether in connection with the Mining Operations or not multiplied by

			(3)	the actual total time spent on the Mining Operations by the Employee expressed in man-days.

4

	(ii)	Without limiting the generality of the foregoing, the anticipated total operating expenses of the Supervision Offices shall include:

		(A)	the salaries and wages of the Operator's Personnel which have been directly charged to those offices;

		(B)	the Reasonable Expenses of the Personnel; and

		(C)	Employee Benefits.

(iii)
The Operator shall make an adjustment in respect of the Office Maintenance cost forthwith after the end of each Operating Year upon having determined the actual operating expenses and actual total staff man-days referred to in clause 3.1(c)(i)(B) of this Appendix I.

(d)	Material:

The cost of Material purchased or furnished by the Operator.

(e)	Transportation Charges:

The cost of transporting Employees and Material necessary for the Mining Operations.

(f)	Service Charges:

(i)
The cost of services and utilities procured from outside sources other than services covered by paragraph 3.1(h). Subject to section 5.1 of the Agreement, the cost of consultant services shall not be charged to the Joint Account unless the retaining of the consultant is approved in advance by the Management Committee but if not so charged the cost of such services shall be included as Costs of the Participant retaining such consultant.

	(ii)	Use and service of equipment and facilities furnished by the Operator as provided in section 4.5 of this Appendix I.

(g)

Damages and Losses to Joint Property:

All costs necessary for the repair or replacement of Assets made necessary because of damages or losses by fire, flood, storms, theft, accident or other cause. The Operator shall furnish each Participant in writing with particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered. The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses shall be credited to the Joint Account.

(h)	Legal Expense: All costs of handling, investigating and settling litigation or recovering the Assets including,

5

without limiting the generality of the foregoing, lawyer's fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims but unless otherwise approved in advance by the Management Committee, no charge shall be made for the services of the Operator's legal staff or the fees and expenses of outside solicitors.

(i)

Taxes:

All taxes, duties or assessments of every kind and nature, except income taxes, assessed or levied upon or in connection with a Property, the Mining Operations thereon, or the production therefrom, which have been paid by the Operator for the benefit of the parties.

(j)	Insurance: Net premiums paid for:

	(i)	such policies of insurance on or in Operations as may be required to be carried by law;

	(ii)	such other policies of insurance as the Operator may carry in accordance with the Agreement; and

	(iii)	the applicable deductibles in event of an insured loss.

(k)	Rentals: Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and of the Mining Operations.

(l)	Permits: Permit costs, fees and other similar charges which are assessed by various governmental agencies.

(m)

Other Expenditures:

Such other costs and expenses which are not covered or dealt with in the foregoing provisions as are incurred with the approval of the Management Committee for Mining Operations or as may be contemplated in the Agreement.

4.              PURCHASE OF MATERIAL

4.1           The Operator shall purchase all Materials for Mining Operations.

6

4.2          Materials purchased and services procured by the Operator directly for the Mining Operations shall be charged to the Joint Account at the price paid by the Operator less all discounts actually received.

4.3          So far as it is reasonably practical and consistent with efficient and economical operations the Operator shall purchase, furnish or otherwise acquire only such Material and the Operator shall attempt to minimize the accumulation of surplus stocks of Material.

4.4          Any Participant may sell Material or services required in the Mining Operations to the Operator for such price and upon such terms and conditions as the Management Committee may approve.

4.5          Notwithstanding the foregoing provisions, the Operator shall be entitled to supply for use in connection with the Mining Operations equipment and facilities which are owned by the Operator and to charge the Joint Account with such reasonable costs as are commensurate with the ownership and use thereof.

5.             DISPOSAL OF MATERIAL

5.1           The Operator, with the approval of the Management Committee, may, from time to time, sell any Material which has become surplus to the foreseeable needs of the Mining Operations for such price and upon such terms and conditions as are available.

5.2          Any Participant may purchase from the Operator any Material which may from time to time become surplus to the foreseeable need of the Mining Operations for such price and upon such terms and conditions as the Management Committee may approve.

5.3           Upon termination of the Agreement the Management Committee may approve the division of any Material held by the Operator at that date which may be taken by the Participants in kind or be taken by a Participant in lieu of a portion of its Proportionate Share of the net revenues received from the disposal of the Assets and Property. If such a division to a Participant be in lieu of a portion of its Proportionate Share it shall be for such price and on such terms and conditions as the Management Committee may approve.

5.4          The net revenues received from the sale of any Material to third parties or to a Participant shall be credited to the Joint Account.

6.             INVENTORIES

6.1          The Operator shall maintain records of Material in reasonable detail and records of Controllable Material in detail.

6.2           The Operator shall perform Counts from time to time at reasonable intervals and in connection therewith shall give notice of its intention to perform a Count to each Participant at least 30 days in advance of the date set for performing of the Count. Each Participant shall be

7

entitled to be represented at the performing of a Count upon giving notice thereof to the Operator within 20 days of the Operator's notice. A Participant who is not represented at the performing of the Count shall be deemed to have approved the Count as taken.

6.3           Forthwith after performing a Count the Operator shall reconcile the inventory with the Joint Account and provide each Participant with a statement listing the overages and shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the Operator.

7.            ADJUSTMENTS

7.1           Payment of any invoice by a Participant shall not prejudice the right of that Participant to protest the correctness of the statement supporting the payment but all invoices and statements presented to each Participant by the Operator during any Operating Year shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the Operating Year to which the invoice or statement relates, unless within that 12 month period that Participant gives notice to the Operator making claim on the Operator for an adjustment to the invoice or statement.

7.2          The Operator shall not adjust any invoice or statement in favour of itself after the expiration of 12 months following the end of the Operating Year to which the invoice or statement relates.

7.3           Notwithstanding the foregoing, the Operator may make adjustments to an invoice or statement which arise out of a Count.

7.4          A Participant shall be entitled upon notice to the Operator to request that the independent external auditor of the Operator provide that Participant with its opinion that any invoice or statement delivered pursuant to the Agreement in respect of the period has been prepared in accordance with the Agreement.

7.5          The time for giving the audit opinion shall not extend the time for the taking of exception to any statement or invoice and making claims on the Operator for adjustment thereto.

7.6          The cost of the auditor's opinion shall be solely for the account of the Participant requesting the auditor's opinion, unless the audit disclosed a material error adverse to that Participant, in which case the cost shall be solely for the account of the Operator.

APPENDIX II

to that certain Joint Venture Agreement between * and * made as of the * day of *, 19*

NET PROFITS ROYALTY

Pursuant to the attached Agreement, a party (the "Royalty Holder") may be entitled to a royalty equal to a percentage of Net Profits (the "Net Profits Royalty"). The Party or Parties who are not a Royalty Holder (the "Owner") shall be entitled to a 100% beneficial interest in the Property subject to the Net Profits Royalty. The Net Profits Royalty shall be calculated as follows:

1.          When a Participant is first entitled to receive a Net Profits Royalty, the Operator shall establish a Royalty Account to which it shall debit:

(a)	Pre-production Expenditures;

(b)	Working Capital;

(c)	Operating Losses;

(d)	Post-production Capital Expenditures;

(e)	Interest Charges; and

(f)	Reserve Charges.

2.            The Operator shall apply Net Profits first to reduce the amounts debited to the Royalty Account. While there is any debit balance in the Royalty Account, the Owner shall retain all Product or Net Profits (in proportion to their Interests if more than one Owner). Whenever the Royalty Account shows no debits, Net Profits in an amount equal to the credit balance in the Royalty Account shall be distributed to the Royalty Holder in an amount equal to the applicable Net Profits Royalty, and the balance to the Owner.

3.          The Operator shall debit or credit amounts to the Royalty Account, whichever is applicable, on a monthly basis and distribution of Net Profits shall be made on an interim basis within 20 days of the end of each month. A final settlement of the distribution of Net Profits shall be made within 90 days of the end of each calendar year. The Owner shall be entitled to deduct any overpayment of Net Profits as revealed in the annual calculation for purposes of the final settlement from future payments due to the Royalty Holder. Any underpayment shall be paid by the Owner to the Royalty Holder forthwith.

4.          The Owner shall at all times maintain adequate records which shall be made available to the Royalty Holder in order that the Royalty Holder may verify the correctness of any entries in the Royalty Account or in the determination of Net Profits. The Owner shall utilize methods of weighing and sampling ore which are generally accepted within the industry.

5.          The terms which are defined in the Agreement shall have the same defined meanings in this Appendix, the provisions of this Appendix are subject to the provisions of the Agreement and the following words, phrases and expressions shall have the following meanings:

2

(a)
Interest Charges means an amount obtained by applying the Prime Rate at the time the calculation is made plus 1% to the month end debit balance in the Royalty Account. The amount so obtained shall be debited to the Royalty Account at the time of calculation.

(b)	Net Profits means, in any month after the Completion Date, the amount by which Revenue exceeds Operating Costs.

(c)
Operating Costs means all costs of Commercial Production categorized as "operating" costs by generally accepted accounting practice including all taxes, royalties and other levies except for federal and provincial corporate income taxes but not including any charges for depreciation, depletion or amortization. Operating Costs shall also include a reasonable charge for administration and management not to exceed 10% of all other Operating Costs.

(d)	Operating Losses means the amount by which Operating Costs exceed Revenue in any month after the commencement of Commercial Production.

(e)
Post-production Capital Expenditures means all expenditures made by the Owner after the Completion Date to acquire or construct assets having a useful life of more than one year or on development or expansion of a mine or other production facilities the cost of which would be charged on a unit of production basis in accordance with generally accepted accounting principles.

(f)
Pre-production Expenditures means all money provided and spent by the Owner on the Property prior to the commencement of Commercial Production including, without limiting the generality of the foregoing, all money provided and spent by the Owner exploring, developing and equipping the Property for production, completing Feasibility Reports, maintaining the Property in good standing, constructing all facilities necessary to commence Commercial Production on the Property, constructing or acquiring infrastructure or facilities off of the Property but required for Commercial Production, and on making any other expenditures related to the achievement of Commercial Production.

(g)
Reserve Charges means an amount to be established by estimating the cost of rehabilitation which will have to be spent after Commercial Production has terminated and a portion of that cost will be charged monthly to the Royalty Account over a reasonable period of time commencing no sooner than five years prior to the termination of Commercial Production.

(h)	Revenue means all money received by the Owner for the sale of Minerals or any Assets the cost of which has been previously charged to the Royalty Account.

(i)	Royalty Account means the account to be established by the Operator for purposes of calculating the amount of the Royalty Holder's royalty.

3

(j)
Working Capital means all monies spent by the Owner for working capital prior to the date when Commercial Production on the Property generates sufficient revenue to satisfy working capital requirements.

APPENDIX III

to that certain Joint Venture Agreement between * and * made as of the * day of *, 19*

CALCULATION OF PRIOR EXPLORATION COSTS

ABC:	$*

XYZ:	$*

APPENDIX IV

to that certain Joint Venture Agreement between * and * made as of the * day of *, 19*

THE PROPERTY

A. Located Mineral Claims

Record
Claim Name	Number	Anniversary Date	Year of Expiry

*	*	*	*

all located in the * Mining Division, British Columbia

B. Crown Granted Mineral Claims

Name	Lot Number

*	*

all located in the * Land Title District, British Columbia

*OPTION* Ontario & Quebec version

Claim Number	Year of Expiry